July 27, 2004
Contact:	Geoff Hibner, Chief Financial Officer Mark Fleming, Director, Investor and Corporate Communications

BANTA REPORTS SOLID 2004 SECOND QUARTER RESULTS

•	Second quarter 2004 revenue increased 9 percent to $368 million from $337 million in the same period last year.
•	Diluted earnings per share reached 60 cents compared with 28 cents in 2003’s second quarter, including last year’s special charges.
•	Excluding 2003’s special charges, this year’s 60 cents per diluted share increased 13 percent above the 53 cents earned in the same period last year.

MENASHA, WI . . . Banta Corporation (NYSE: BN) today reported improved results for 2004’s second quarter and first half of the year. Revenue for the quarter ended July 3 was $368 million, 9 percent higher than last year’s $337 million. Net earnings for the three-month period were $15.2 million, 12 percent above last year’s $13.5 million, which exclude 2003’s special charges relating to a restructuring and litigation settlement. Including the special charges, last year’s net earnings were $7.3 million.

        Second quarter diluted earnings per share reached 60 cents, 13 percent above 2003’s 53 cents, excluding special charges. Including the special charges, 2003 second quarter diluted earnings per share were 28 cents.

        “Our second quarter results reflect significantly improved performance in our Print Sector, particularly in our direct marketing and catalog businesses,” notes Chairman and Chief Executive Officer Stephanie A. Streeter. “We experienced strong volume across most of our print businesses and catalog earnings rose significantly over the same period last year due to 2003’s restructuring and modernization programs. Our Supply-Chain Management Sector continued to excel, delivering healthy revenue gains and improved operating profit compared with a strong second quarter in 2003.”

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        For the six months ended July 3, 2004, revenue was $741 million, 10 percent ahead of last year’s $673 million. Net earnings increased 15 percent to $29.3 million ($1.14 per diluted share) compared with the prior year’s $25.4 million (99 cents per diluted share), which excludes 2003’s special charges. Including the special charges, 2003’s net earnings were $18.5 million (72 cents per share). There were no special charges incurred during the first six months of 2004.

        The following table provides a reconciliation of net earnings and diluted earnings per share, reported in accordance with generally accepted accounting principles, to earnings and diluted earnings per share excluding special charges, for the three- and six-month periods ended July 3, 2004, and June 28, 2003:

	Three Months Ended		Six Months Ended
Net Earnings (dollars in millions)	2004	2003	2004	2003
GAAP net earnings, as reported	$15.2	$7.3	$29.3	$18.5
Restructuring charge	--	3.4	--	4.1
Litigation settlement	--	2.8	--	2.8

Net earnings excluding special charges	$15.2	$13.5	$29.3	$25.4

Diluted Earnings per Share (EPS)
GAAP diluted EPS, as reported	$0.60	$0.28	$1.14	$0.72
Restructuring charge	--	0.14	--	0.16
Litigation settlement	--	0.11	--	0.11

Diluted EPS excluding special charges	$0.60	$0.53	$1.14	$0.99

OPERATING HIGHLIGHTS

•	Banta’s Supply-Chain Management Sector continued to deliver strong results in the second quarter. Revenue increased 28 percent to $103 million, and operating earnings of $11.1 million rose 9 percent, before 2003’s special charges. “Increased volumes and new business opportunities with existing customers combined to produce a substantial increase in revenue,” notes Streeter. “Although, as we anticipated, our operating margins declined due to pricing pressures and revenue mix, they remained solid due to good facility utilization and the benefits from last year’s restructuring activities. The sector’s revenue and earnings gains are especially encouraging given that 2003’s second quarter was also strong.”

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•	Print Sector revenue for the second quarter was above the same period last year, at $238 million compared with $231 million, primarily the result of improved commercial print activity. Sector operating earnings, before last year’s special charges, increased more than 15 percent due to higher plant utilization in direct marketing and the benefits of last year’s catalog division restructuring and modernization.
•	Banta’s direct marketing division benefited from a strong increase in demand, particularly for the division’s print personalization services. Significant new business was secured during the quarter and the outlook for the third quarter remains promising.
•	The catalog division delivered a healthy increase in operating earnings, benefiting from 2003’s restructuring and the Minneapolis plant modernization. Revenue for the quarter declined primarily due to last year’s St. Paul plant shutdown and the resulting planned decline in print capacity.
•	Book division revenue was essentially flat while operating earnings declined compared with the same period last year. Educational print volumes increased over the prior year, but pricing pressures negatively affected revenue, margins and profitability. Trade book revenue and earnings both improved over the same period in 2003, while literature management services recorded improved revenue, and earnings were comparable to last year’s strong second quarter.
•	The corporation’s publications division continued to gain market share and grew revenue in the second quarter. The division’s internal measure of average page counts per publication for the quarter increased for the first time in more than three years. A modest decline in operating earnings was due to pricing pressures and significant new-equipment start-up expenses at the Kansas City publications plant.

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•	Banta’s single-use healthcare products division reported mixed results for the second quarter. While revenue increased 3 percent, operating earnings declined 24 percent due to higher raw material costs, specifically paper, tissue and resin.

        “We remain optimistic about the second half of this year,” says Streeter. “We should continue to benefit from healthy activity in direct marketing, while higher catalog volumes should boost plant utilization and profitability. We expect book printing to remain comparable to last year, while we await 2005’s stronger educational material adoption schedule. Momentum for our supply-chain management business is encouraging. New project wins, our healthy sales pipeline and last year’s restructuring activities have helped us counter the industry’s ongoing pricing pressures. In addition, our healthcare products business remains a solid contributor.”

        In January 2004, Banta management issued guidance indicating that sales could grow at a rate in the low- to mid-single digit range compared with 2003, and that diluted earnings per share could grow at a rate in the high-single to low-double digits range compared with 2003, before last year’s special charges. “Based on our results to date, we now anticipate a revenue growth rate in the mid-single digits for 2004,” notes Streeter. “Although we’re disappointed by the impact pricing has had on margins, our outlook for earnings from operations is tracking with our original expectations. The impact of our lower anticipated effective tax rate and first quarter share repurchase should be added to our diluted EPS guidance.” The corporation expects to finish the year with a nearly 2 percentage point reduction in its income tax rate due to higher than expected non-U.S. earnings than in the prior year. Banta purchased 1 million shares in an accelerated share repurchase on March 19, 2004.

        Banta will host a conference call to discuss its second quarter results on Wednesday, July 28 at 9:00 a.m. CDT (10:00 a.m. EDT). This call will be simultaneously broadcast in the Investor Information area of Banta’s Website at www.banta.com, and a replay of the call will be available.

        Banta Corporation (http://www.banta.com) is a technology and market leader in printing and supply-chain management. Banta provides a comprehensive combination of printing and digital imaging solutions to leading publishers and direct marketers, including advanced digital content management and e-business services. Banta’s global supply-chain management businesses provide a wide range of outsourcing capabilities to the world’s largest technology companies. Services range from materials sourcing and product configuration, to customized kitting, order fulfillment and global distribution.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ order patterns or demand for the corporation’s products and services, pricing, changes in raw material costs and availability, unanticipated changes in sourcing of raw materials (including paper) by customers, unanticipated changes in operating expenses, unanticipated production difficulties, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated acquisition or loss of significant customer contracts or relationships, unanticipated difficulties and costs associated with the design and implementation of new administrative systems, the impact of any acquisition or divestiture effected by Banta, changes in the corporation’s effective income tax rate, and any unanticipated weakening of the economy. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

An electronic version of this news release, as well as other information about Banta Corporation, is available through the company’s World Wide Web home site at www.banta.com

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Banta Corporation
Condensed Consolidated Income Statement
($000’s omitted, except per share data)

	3 Months Ended June		6 Months Ended June
	2004	2003	2004	2003
Revenues:
Printing and Supply-Chain Services	$341,062	$311,251	$690,590	$625,147
Product Sales	26,576	25,480	50,120	48,014

Total Revenues	367,638	336,731	740,710	673,161
Cost of Printing and Supply-Chain Services	268,700	243,179	546,002	490,160
Cost of Products Sold	21,823	19,838	41,451	37,730

Gross Profit	77,115	73,714	153,257	145,271
SG&A Expense	52,881	49,937	105,767	100,498
Restructuring Charge	--	5,553	--	6,469
Litigation Settlement	--	4,602	--	4,602

Earnings from Operations	24,234	13,622	47,490	33,702
Other Income (Expense)
Interest Expense	(1,688)	(2,005)	(3,578)	(4,626)
Other, net	1,048	(31)	1,666	756

Earnings before Income Taxes	23,594	11,586	45,578	29,832
Provision for Income Taxes	8,390	4,330	16,300	11,330

Net Income	$15,204	$7,256	$29,278	$18,502

Basic Earnings per Share	$0.61	$0.29	$1.16	$0.73
Diluted Earnings per Share	$0.60	$0.28	$1.14	$0.72
Average Shares Outstanding:
Basic	24,892	25,423	25,308	25,337
Diluted	25,358	25,647	25,747	25,537
Composite Tax Rate	35.6%	37.4%	35.8%	38.0%

SEGMENT INFORMATION

	3 Months Ended June		6 Months Ended June
Net Sales	2004	2003	2004	2003
Printing Services	$238,278	$231,240	$484,814	$463,601
Supply-Chain Management	102,784	80,011	205,776	161,546
Healthcare	26,576	25,480	50,120	48,014

	$367,638	$336,731	$740,710	$673,161

Earnings from Operations
Printing Services	$17,267	$9,624	$33,704	$22,910
Supply-Chain Management	11,120	5,413	21,794	14,434
Healthcare	2,844	3,726	4,940	6,388

Segment earnings from operations	31,231	18,763	60,438	43,732
Unallocated corporate expenses	(6,997)	(5,141)	(12,948)	(10,030)
Interest expense	(1,688)	(2,005)	(3,578)	(4,626)
Other expense	1,048	(31)	1,666	756

Earnings before income taxes	$23,594	$11,586	$45,578	$29,832

Depreciation/Amortization	$15,582	$14,810	$30,709	$31,274
Capital Expenditures	$19,231	$16,838	$38,096	$32,212

Banta Corporation
Condensed Consolidated Balance Sheet
($000’s omitted)

	As of
ASSETS	Jul. 3, 2004	Jan. 3, 2004
Cash and short-term investments	$129,355	$181,112
Receivables	224,000	234,219
Inventories	84,235	75,150
Other current assets	24,866	32,685

Total current assets	462,456	523,166

Plant and equipment, net	293,340	286,347
Other assets	72,934	76,510

Total Assets	$828,730	$886,023

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Accounts Payable	$118,992	$132,841
Other accrued liabilities	65,738	66,888
Current maturities of long-term debt	25,514	24,122

Total current liabilities	210,244	223,851

Long-term debt	69,511	87,712
Deferred income taxes	14,572	14,793
Other noncurrent liabilities	43,575	46,238
Shareholders' investment	490,828	513,429

Total Liabilities and Shareholders' Investment	$828,730	$886,023